EXHIBIT 23.1

Santora CPA Group	William A. Santora, CPA John A. D'Agostino, CPA, MST Heath N. Kahrs, CPA Robert S. Smith, CPA
Right, By Your Side	Robert Freed, Principal Linda A. Pappajohn, Principal Stephen M. Conyers, CPA, Principal Stacey A. Wynne, CPA, CFE, CICA, Principal

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report of July 27, 2012, related to the audited financial statements of Prevention lnsurance.com as of and for the year ended April 30, 2012, in the Form 10-K for the year ended April 30, 2013, filed with the U.S. Securities and Exchange Commission.

Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Santora CPA Group

July 29, 2013
Newark, Delaware

Christiana Executive Campus"' 220 Continental Drive"'  Suite 112 "'Newark, DE 19713-4309
Phone: (302) 737-6200 "' (800) 347-0116 "'Fax: (302) 737-3362
E-Mail:  info@santoracpagroup.com    "'  www.santoracpagroup.com